                                                                    Exhibit 12.4


                       COMCAST CABLE COMMUNICATIONS, INC.
     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)



                                                Six months ended June 30,                      Years ended December 31,
                                          -------------------------------------       --------------------------------------------
                                                        2002                          2001      2000      1999      1998      1997
                                                        ----                          ----      ----      ----      ----      ----

Earnings (loss) before fixed
  charges(1):
  Income (loss) before extraordinary
    items and cumulative effect of
    accounting changes                                 $236.9                      $(360.9)  $113.1    $(247.5)   $(97.2)   $(112.1)
  Minority Interest                                                                     --       --     (107.9)    (17.0)     (21.0)
  Income tax (benefit) expense                          135.4                        (36.6)   299.9      (46.2)    (35.8)     (43.6)
  Equity in net (income) losses of
    affiliates                                           (2.2)                         7.5      9.3        2.4       0.4
  Fixed charges                                         287.2                        585.4    531.9      362.9     275.7      265.2
                                                       ------                      ------------------------------------------------
                                                       $657.3                      $ 195.4   $954.2    $ (36.3)   $126.1    $  88.5
                                                       ======                      ================================================
Fixed charges(1):
 Interest expense                                      $287.2                      $ 546.1   $515.7    $ 352.9    $223.6    $ 227.9
 Interest expense on notes payable
   to affiliates                                                                      39.3     16.2       10.0      52.1       37.3
                                                       ------                      ------------------------------------------------
                                                       $287.2                      $ 585.4   $531.9    $ 362.9    $275.7    $ 265.2
                                                       ======                      ================================================
Rate of earnings to fixed charges(2)                     2.29                           --      1.79        --        --         --



-----------------------

(1) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense and interest expense on notes payable to affiliates.

(2) For the years ended December 31, 2001, 1999, 1998 and 1997, earnings, as defined above, were inadequate to cover fixed charges by $390.0 million, $399.2 million, $149.6 million and $176.7 million, respectively.